                                                     ---------------------------
                                                              OMB APPROVAL
                       UNITED STATES                 OMB NUMBER   3235-0145
            SECURITIES AND EXCHANGE COMMISSION       EXPIRES:  DECEMBER 31, 1997
                  WASHINGTON, D.C. 20549             ESTIMATED AVERAGE BURDEN
                                                     HOURS PER RESPONSE...14.90
                                                     ---------------------------

                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)*

                      Simmons First National Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)
                                   828730200
                  -------------------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement. [X] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              PAGE 1 OF 10 PAGES

-----------------------                                  ----------------------
 CUSIP NO. 828730200                  13G                 PAGE 2 OF 10 PAGES
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Mutual Life Insurance Company
      I.R.S. No. 04-1414660
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                   (b) [_]
      N/A

--------------------------------------------------------------------------------
  3    SEC USE ONLY



--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Commonwealth of Massachusetts

--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

  NUMBER OF            -0-

   SHARES      -----------------------------------------------------------------
                  6    SHARED VOTING POWER
 BENEFICIALLY
                       -0-
   OWNED BY
               -----------------------------------------------------------------
    EACH          7    SOLE DISPOSITIVE POWER

  REPORTING            -0-

   PERSON      -----------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
    WITH
                       -0-

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A

--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      See line 9, above.

--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

      IC, BD, IA, HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!
                              PAGE 2 OF 10 PAGES

-----------------------                                  ----------------------
 CUSIP NO. 828730200                  13G                 PAGE 3 OF 10 PAGES

-----------------------                                  ----------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Subsidiaries, Inc.
      I.R.S. No. 04-2687223
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                   (b) [_]
      N/A

--------------------------------------------------------------------------------
  3



--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

  NUMBER OF            -0-
   SHARES
               -----------------------------------------------------------------
 BENEFICIALLY     6    SHARED VOTING POWER
   OWNED BY
    EACH               -0-

               -----------------------------------------------------------------
  REPORTING       7    SOLE DISPOSITIVE POWER
   PERSON
    WITH               -0-

               -----------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A

--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      See line 9, above.

--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

      HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!
                              PAGE 3 OF 10 PAGES

-----------------------                                  ----------------------
 CUSIP NO. 828730200                  13G                 PAGE 4 OF 10 PAGES

-----------------------                                  ----------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Asset Management
      I.R.S. No. 04-3279774
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                   (b) [_]
      N/A

--------------------------------------------------------------------------------
  3   SEC USE ONLY



--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Commonwealth of Massachusetts

--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

  NUMBER OF            -0-
   SHARES
               -----------------------------------------------------------------
 BENEFICIALLY     6    SHARED VOTING POWER
   OWNED BY
    EACH               -0-

               -----------------------------------------------------------------
  REPORTING       7    SOLE DISPOSITIVE POWER
   PERSON
    WITH               -0-

               -----------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A

--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      See line 9, above.

--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

      HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!
                              PAGE 4 OF 10 PAGES

-----------------------                                  ----------------------
 CUSIP NO. 828730200                  13G                 PAGE 5 OF 10 PAGES

-----------------------                                  ----------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Berkeley Financial Group
      I.R.S. No. 04-3146626
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                   (b) [_]
      N/A

--------------------------------------------------------------------------------
  3   SEC USE ONLY



--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Commonwealth of Massachusetts

--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

  NUMBER OF            -0-
   SHARES
               -----------------------------------------------------------------
 BENEFICIALLY     6    SHARED VOTING POWER
   OWNED BY
    EACH               -0-

               -----------------------------------------------------------------
  REPORTING       7    SOLE DISPOSITIVE POWER
   PERSON
    WITH               -0-

               -----------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None, except through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc.

--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A

--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      See line 9, above.

--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

      HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!
                              PAGE 5 OF 10 PAGES

-----------------------                                  ----------------------
 CUSIP NO. 828730200                  13G                 PAGE 6 OF 10 PAGES

-----------------------                                  ----------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Advisers, Inc.
      I.R.S. No. 04-2441573
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                   (b) [_]
      N/A

--------------------------------------------------------------------------------
  3



--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

  NUMBER OF            209,000
   SHARES
               -----------------------------------------------------------------
 BENEFICIALLY     6    SHARED VOTING POWER
   OWNED BY
    EACH               -0-

               -----------------------------------------------------------------
  REPORTING       7    SOLE DISPOSITIVE POWER
   PERSON
    WITH               209,000

               -----------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      209,000

--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A

--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      5.5%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

      IA

--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!
                              PAGE 6 OF 10 PAGES

          The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any tittle of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

       ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


          Item 1(a)   Name of Issuer:
                      --------------
                      Simmons First National Corporation

          Item 1(b)   Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------
                      501 Main Street
                      P.O. Box 7009
                      Pine Bluff, AR  71601


          Item 2(a)   Name of Person Filing:
                      ---------------------
                      This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's wholly-owned subsidiary, John Hancock Asset Management ("JHAM"), JHAM"s wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

          Item 2(b)   Address of the Principal Offices:
                      --------------------------------
                      The principal business offices of JHMLICO, JHSI, and JHAM are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, MA 02199.

          Item 2(c)   Citizenship:
                      -----------
                      JHMLICO, JHAM and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI and JHA were organized and exist under the laws of the State of Delaware.

          Item 2(d)   Title of Class of Securities:
                      ----------------------------
                      Common Stock

          Item 2(e)   CUSIP Number:
                      ------------
                      828730200

          Item 3      If the Statement is being filed pursuant to Rule 13d-1(b),
                      ----------------------------------------------------------
                      or 13d-2(b), check whether the person filing is a:
                      -------------------------------------------------

                      JHMLICO:  (a) (X)  Broker or Dealer registered under (S)15 of the Act.

                                (c) (X)  Insurance Company as defined in
                                         (S)3(a)(19) of the Act.

                                (e) (X)  Investment Adviser registered under
                                         (S)203 of the Investment Advisers Act
                                         of 1940.

                                (g) (X) Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G).

                              PAGE 7 OF 10 PAGES

                         JHSI:  (g) (X)  Parent Holding Company, in accordance
                                         with (S)240.13d-1(b)(ii)(G).

                         JHAM:  (g) (X)  Parent Holding Company, in accordance
                                         with (S)240.13d-1(b)(ii)(G).

                         TBFG:  (g) (X)  Parent Holding Company, in accordance
                                         with (S)240.13d-1(b)(ii)(G).

                          JHA:  (e) (X)  Investment Adviser registered under
                                         (S)203 of the Investment Advisers Act
                                         of 1940.
          Item 4      Ownership:
                      ---------

                      (a)  Amount Beneficially Owned:
                           -------------------------
                           JHA has direct beneficial ownership of 209,000 shares of Common Stock. Through their parent-subsidiary relationship to JHA, JHMLICO, JHSI, JHAM and TBFG have indirect beneficial ownership of these same shares. 189,000 shares are held by the John Hancock Regional Bank Fund, an open-end diversified management company registered under (S) 8 of the Investment Company Act.

                           20,000 shares are held by The Southeastern Thrift and Bank Fund, Inc., a closed-end diversified management company registered under (S) 8 of the Investment Company Act.

                      (b)  Percent of Class: 5.5%
                           ----------------

                      (c)  (i)    sole power to vote or to direct the vote:
                                  JHA has sole power to vote or to direct the vote of the 209,000 shares of Common Stock under advisory agreements with the John
                                  Hancock Regional Bank Fund, dated November 6,
                                  1986 (amended and restated on January 1, 1994) and The Southeastern Thrift and Bank Fund,
                                  Inc. dated July 1, 1992.

                           (ii)   shared power to vote or to direct the vote:
                                  -0-

                           (iii) sole power to dispose or to direct the disposition of: JHA has sole power to dispose or to direct the disposition of the 209,000 shares of Common Stock under the advisory agreements noted in item 4(c)(i) above.

                           (iv) shared power to dispose or to direct the disposition of: -0-

          Item 5      Ownership of Five Percent or Less of a Class:
                      --------------------------------------------
                      Not applicable.

          Item 6      Ownership of More than Five Percent on Behalf of Another
                      --------------------------------------------------------
                      Person: See Item 4 above.
                      ------

          Item 7      Identification and Classification of the Subsidiary which
                      ---------------------------------------------------------
                      Acquired the Security Being Reported on by the Parent
                      -----------------------------------------------------
                      Holding Company: See Items 3 and 4 above.
                      ---------------

          Item 8      Identification and Classification of Members of the Group:
                      ---------------------------------------------------------
                      Not applicable.

          Item 9      Notice of Dissolution of a Group: Not applicable.
                      --------------------------------

                              PAGE 8 OF 10 PAGES

          Item 10     Certification:
                      -------------
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                   JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                    By: /s/ John T. Farady
                                   ------------------------------------------

                                    Name:   John T. Farady
                                   ------------------------------------------

 Dated: 2/1/96                      Title:  Senior Vice President & Treasurer
-------------------------          ------------------------------------------

                                   JOHN HANCOCK SUBSIDIARIES, INC.

                                    By: /s/ John T. Farady
                                   ------------------------------------------

                                    Name:   John T. Farady
                                   ------------------------------------------

 Dated: 2/1/96                      Title:  Treasurer
-------------------------          ------------------------------------------

                                   JOHN HANCOCK ASSET MANAGEMENT

                                    By: /s/ James H. Young
                                   ------------------------------------------

                                    Name:   James H. Young
                                   ------------------------------------------

 Dated: 2/1/96                      Title:  Secretary
-------------------------          ------------------------------------------

                                   THE BERKELEY FINANCIAL GROUP

                                    By: /s/ Susan S Newton
                                   ------------------------------------------

                                    Name:   Susan S. Newton
                                   ------------------------------------------

 Dated: 1/30/96                     Title:  Vice President
-------------------------          ------------------------------------------

                                   JOHN HANCOCK ADVISERS, INC.

                                    By: /s/ Susan S. Newton
                                   ------------------------------------------

                                    Name:   Susan S. Newton
                                   ------------------------------------------

 Dated: 1/30/96                     Title:  Vice President
-------------------------          ------------------------------------------

                              PAGE 9 OF 10 PAGES

                                                                       EXHIBIT A
                            JOINT FILING AGREEMENT
                            ----------------------

     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., John Hancock Asset Management, The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the Initial Schedule 13G, to which this Agreement is attached, relating to the Common Stock of Simmons First National Corporation is filed on behalf of each of them.

                                   JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                    By: /s/ John T. Farady
                                   ------------------------------------------

                                    Name:   John T. Farady
                                   ------------------------------------------

 Dated: 2/1/96                      Title:  Senior Vice President & Treasurer
-------------------------          ------------------------------------------

                                   JOHN HANCOCK SUBSIDIARIES, INC.

                                    By: /s/ John T. Farady
                                   ------------------------------------------

                                    Name:   John T. Farady
                                   ------------------------------------------

 Dated: 2/1/96                      Title:  Treasurer
-------------------------          ------------------------------------------

                                   JOHN HANCOCK ASSET MANAGEMENT

                                    By: /s/ James H. Young
                                   ------------------------------------------

                                    Name:   James H. Young
                                   ------------------------------------------

 Dated: 2/1/96                      Title:  Secretary
-------------------------          ------------------------------------------

                                   THE BERKELEY FINANCIAL GROUP

                                    By: /s/ Susan S Newton
                                   ------------------------------------------

                                    Name:   Susan S. Newton
                                   ------------------------------------------

 Dated: 1/30/96                     Title:  Vice President
-------------------------          ------------------------------------------

                                   JOHN HANCOCK ADVISERS, INC.

                                    By: /s/ Susan S. Newton
                                   ------------------------------------------

                                    Name:   Susan S. Newton
                                   ------------------------------------------

 Dated: 1/30/96                     Title:  Vice President
-------------------------          ------------------------------------------

                              PAGE 10 OF 10 PAGES